
Cardinal Ethanol News
Fueling energy independence.

May 2015

What's next for the Renewable Fuel Standard (RFS)?

Dear Members and Ethanol Friends,

On or about June 1st the EPA will release its proposed rules to establish the Renewable Volume Obligations (RVO) levels for 2014, 2015 and 2016. Following this announcement, there will be a public comment period which is a critical point in the advancement, development and protection of the Renewable Fuel Standard for our industry and America's agriculture economy. I say this to prepare you for actions in the days to come. Once the RVO is announced it is very important EPA hears from you regarding your support for the RFS and the appropriate comments towards their proposed RVO levels.

To help you prepare your remarks and response to EPA, Growth Energy (who we are a member of) will prepare templates on their website that will appropriately respond to the EPA proposal. Those templates will be posted at the following website:
www.GrowthEnergy.org/StepUp

Here you will also find a submission tool in the "Take Action" section. The goal is to make this as easy as possible for you to comment on the EPA's proposed rules.

Please refer back to our website for additional instructions and watch for updates as the RVO rules become public. If you have any questions or need help preparing your comments please don't hesitate to email us at info@cardinalethanol.com.

Thank you so much in advance,

Jeffrey L. Painter – CEO/President

Second Quarter Fiscal Year 2014 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the six months ended March 31, 2015. Some of the highlights from the six months include:

- We mailed a distribution for $1,000 per unit in February 2015.
- In March, we extended our Revolving Credit Note with our lender for another year. We also started negotiations with our lender for increasing the Declining Note to provide funds for capital projects.
- For the first six months of the year we sold approximately 3.5% more ethanol, however, the price per gallon received was about 22.4% lower this year than last.
- DDGs prices were approximately 21.6% lower in the first six months this year compared to last.
- We sold 15.8% less corn oil at a 9.7% lower price in our first six months of this year compared to last as well.
- Our cost of goods sold for the first six months was 79.0% compared to 73.0% for the same period last year.
- Lower sales prices and steady cost of goods sold, resulted in lower margins so far in FY 2015 compared to FY 2014, however, we still have net income of approximately $24 million for the six months ended March 31, 2015.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Fiscal Year 2015 Six Month Financial Results

Statements of Operations (Six Months Ended)		
	3/31/2015	*3/31/2014*
Revenues	$ 125,802,808	$ 156,638,634
Cost of Goods Sold	99,135,806	114,746,972
Gross Profit	26,667,002	41,891,662
Operating Expenses	2,502,027	2,306,201
Operating Income	24,164,975	39,585,461
Other Income (Expense)	26,682	(695,453)
Net Income	$ 24,191,657	$ 38,890,008
Net Income Per Unit	$ 1,656	$ 2,663
Balance Sheets		
	3/31/2015	*9/30/2014*
Assets	$ 152,819,535	$ 166,386,065
Current Liabilities	$ 15,058,652	$ 13,380,637
Long Term Debt	$ -	$ -
Member's Equity	$ 137,760,883	$ 153,005,428
Total Liabilities & Member's Equity	$ 152,819,535	$ 166,386,065
Book Value Per Share	$ 9,432	$ 10,476

*This information has been derived from the unaudited and audited Financial Statements and accompanying notes included in our Form 10-Q, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the May 19th meeting, the board approved a distribution in the amount of $600 per unit for holders of record at the close of business on that date. This distribution will be paid by early June. Please remember to keep us updated with your current contact information so that we are able to get your money to you. As a reminder, distributions are a matter that is decided by the Board. Any declaration of a distribution will be promptly disclosed to the members following the decision by the Board. The Cardinal staff has no insight into those decisions prior to the declaration and can provide no information before the members are informed.

Cardinal's Biggest Assets

This quarter's employee spotlight is on our EH&S Manager, Deanne Sweeney. Deanne has been with Cardinal for nearly 7 years. Her background is working in the lab of another ethanol facility, however, she's been with Cardinal the majority of her career. She has made significant contributions to Cardinal's team in the areas of environmental reporting and record keeping, as well as employee and contractor safety at the plant. Deanne graduated with honors from Michigan State University with a B.S. in Agribusiness Management. Deanne grew up on a crop farm in Michigan. We are very fortunate to have an outstanding person overseeing our environmental health and safety requirements here at Cardinal!

Finally, we'd like to introduce the newest member of our commodity team, Casey Bruns. Casey graduated from Purdue University with a B.S. in Agricultural Economics and Animal Agribusiness. He has worked in various commodity positions as a grain merchant and a facility manager, and most recently as the grain procurement manager for another ethanol company. Casey grew up on a crop and cattle farm near Union City. Please help us welcome Casey to the team!